Pricing Supplement No. 8 Dated              Registration Statement No. 333-62422
September 07, 2001                              Filed Pursuant to Rule 424(b)(2)
(To Prospectus Supplement Dated June 29,
2001 and Prospectus Dated June 29, 2001)

                     CREDIT SUISSE FIRST BOSTON (USA), INC.
                                MEDIUM-TERM NOTES
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

THE MEDIUM-TERM NOTES, AS FURTHER DESCRIBED BELOW AND IN THE ACCOMPANYING PROSPECTUS SUPPLEMENT UNDER "DESCRIPTION OF NOTES," WILL BEAR INTEREST FROM THE DATE OF ISSUANCE UNTIL THE PRINCIPAL AMOUNT THEREOF IS PAID OR MADE AVAILABLE FOR PAYMENT AT THE RATE SET FORTH BELOW.

Credit Suisse First Boston Corporation's capacity on original issuance:
         /X/ As Agent
         / / As principal. If as principal:   / / The Notes are being offered at
                                                  varying prices related to
                                                  prevailing market prices at
                                                  the time of resale.

                                              / / The Notes are being offered
                                                  at a fixed initial public
                                                  price __% of Principal Amount.

Principal Amount: $78.5M                      CUSIP:  22541FBD7

Form of Note:  Book-Entry Note

Original Issue Date (Settlement Date): September 07, 2001

Specified Currency:  /X/ U.S. dollars         / / Other:

Authorized Denominations:  /X/ U.S. $1,000 and integral multiples thereof
                           / / Other:

Maturity Date:  September 09, 2002
Interest Payment Date(s): Quarterly. Pays the 09th of each November, February, May and maturity. Subject to the modified following business day convention

Type of Note:

/ /  Fixed Rate Note
         Interest Rate: __%
         Day Count:  / / 30/360               / / Other:

/X/  Floating Rate Note:
         Interest Rate Basis or Bases:
            / /  CD Rate                      / / Commercial Paper Rate
            / /  Money Market Yield           / / Federal Funds Rate Open
            / /  Prime Rate                   / / Treasury Rate
            /X/  LIBOR 3 Month
            /X/  LIBOR Telerate               Index Currency:
                                              Index Maturity:
                 / / Other: TELERATE PG 3750 TWO LONDON BUSINESS DAYS PRIOR TO
                            BEGINNING OF EACH RESET.
         Day Count:  / / 30/360               / / Actual/Actual
                     /X/ Actual/360           / / Other:

Spread (plus or minus): +0                         Spread Multiplier: __%

Initial Interest Rate: TBD

Interest Category
              Regular Floating Rate Note
         /X/  Floating Rate/Fixed Rate Note
                  Fixed Rate Commencement Date:
                  Fixed Interest Rate:
         / /  Inverse Floating Rate Note:
                  Fixed Interest Rate:
         / /  Original Issue Discount Note
                  Issue Price:
Initial Interest Reset Date: November 9th, 2001
Interest Reset Date(s): Quarterly, Pays the 9th of November, February, May and Maturity. Subject to the modified following business convention.

Maximum Interest Rate: __%                     Minimum Interest Rate: __%

Indexed Principal Note:          / / Yes       /X/ No
         Manner of Determining Principal Amount Payable at Maturity Date:

Indexed Interest Rate Note:      / / Yes       /X/ No
         Manner of Determining Principal Amount Payable at Maturity Date:

Dual Currency Note:              / / Yes       /X/ No
         Optional Payment Currency:

Amortizing Note:                 / / Yes       /X/ No
         Amortizing Schedule:

Original Issue Discount Note:    / / Yes       /X/ No
         Issue Price:

Renewable Note:                  / / Yes       /X/ No
         Initial Maturity Date:

Optional Redemption:             / / Yes       /X/ No
         Initial Redemption Date:
         Initial Redemption Percentage: __%

Optional Repayment:              / / Yes       /X/ No
         Optional Repayment Date(s):

Optional Extension of Maturity:  / / Yes       /X/ No
         Final Maturity Date:  September 09, 2002

Addendum Attached:               / / Yes       /X/ No

Other Provisions:

                           --------------------------

                           CREDIT SUISSE FIRST BOSTON